Exhibit 4.2

                          CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT (this "Agreement") is entered into as of July 23, 2004 by and between Dtomi, Inc., a Nevada corporation (the "Company"), and Cambridge Securities Group, Inc., a Washington corporation (the "Consultant").

                                    RECITALS

      A. The Company desires to be assured of the association and services of Consultant and to avail itself of Consultant's experience, skills, abilities, knowledge and background and is therefore willing to engage Consultant upon the terms and conditions set forth herein; and

      B. Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

      1. Consulting Services. Consultant shall provide bona fide services to the Company, as provided in this Section (the "Consulting Services"). The Consulting Services shall be:

      (a) Intellectual property planning,

      (b) Introductions to prospective customers for the Company's products or services, and

      (c) Participation and attendance at meetings with the Company's Board of Directors, management, customers, and strategic partners, as requested by the Company.

      2. Term. The term of this Agreement shall commence as of the date hereof and shall be effective a period of one year (the "Term"). This agreement may be extended under the same terms by mutual agreement between Consultant and the Company.

      3. Direction, Control and Coordination. Consultant shall perform the Consulting Services under the sole direction and with the approval of the Company's Board of Directors or an officer of the Company to whom such direction is delegated by resolution of the Board of Directors.

      4. Dedication of Resources. Consultant shall devote such time, attention and energy as is necessary to perform and discharge the duties and responsibilities under this Agreement in an efficient, trustworthy and professional manner.

      5. Standard of Performance. Consultant shall use its best reasonable efforts to perform its consulting services as an advisor to the Company in an efficient, trustworthy and professional manner. Consultant shall perform its consulting services to the sole satisfaction of, and in conjunction and cooperation with, the Company.

      6. Compensation. The Company shall pay to Consultant a total of 2,500,000 shares of common stock of the Company (the "Common Stock") in exchange for the Consulting Services. The Company shall issue certificates representing the Common Stock only to the natural person(s) employed by, or otherwise working for, the Consultant who provides the Consulting Services.

      7. Registration of the Common Stock. Commencing on the date hereof, the Company shall use its best efforts to promptly register the Common Stock pursuant to the Securities Act of 1933, as amended, on Securities and Exchange Commission ("SEC") Form S-8. Consultant hereby covenants that if he or she is or becomes a director, officer, holder of ten percent (10%) of the equity and/or voting securities of the Company, or is, or becomes an "affiliate" of the Company (for the purposes of this Agreement, "affiliate" shall mean an affiliate of, or person affiliated with, a specified person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified), he or she will not offer to sell or resell the Common Shares registered on Form S-8, except pursuant to the provisions of SEC Rule 144, pursuant to a reoffer prospectus in compliance with Form S-8 or pursuant to such other registration statement acceptable to the Company in its sole discretion.

      8. Knowledge of Investment and its Risks. Consultant has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Consultant's investment in the Common Stock. Consultant understands that an investment in the Company represents a high degree of risk and there is no assurance that the Company's business or operations will be successful. Consultant has considered carefully the risks attendant to an investment in the Company, and that, as a consequence of such risks, Consultant could lose Consultant's entire investment in the Company. 9. Investment Intent. Consultant hereby represents and warrants that (i) it is acquiring the Common Stock for investment for the Consultant's own account, not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Common Stock, and Consultant has no present intention of selling, granting any participation in or otherwise distributing any of the Common Stock within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and
(ii) Consultant does not have any contracts, understandings, agreements or arrangements with any person and/or entity to sell, transfer or grant participations to such person and/or entity, with respect to any of the Common Stock.

      10. Accredited Investor. The Consultant is an "Accredited Investor," as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.

      11. Disclosure. Consultant has reviewed information provided by the Company in connection with the decision to purchase the Stock, including Consultant's publicly-available filings with the SEC. The Company has provided Consultant with all the information that Consultant has requested in connection with the decision to purchase the Common Stock. Consultant further represents that Consultant has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company. All such questions have been answered to the full satisfaction of Consultant.

      12. No Registration. Consultant understands that it must bear the economic risk of its investment in the Company for an indefinite period of time. Consultant further understands that (i) neither the offering nor the sale of the Common Stock has been registered under the Securities Act or any applicable state securities laws or securities laws of other applicable jurisdictions in reliance upon exemptions from the registration requirements of such laws, (ii) the Common Stock must be held by Consultant indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable state securities laws, or an exemption from such registration requirements is available, (iii) Section 7 notwithstanding, the Company is not hereby under an obligation to register any of the Common Stock on Consultant's behalf or to assist Consultant in complying with any exemption from registration, and (iv) Consultant will rely upon the representations and warranties made by the Company in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and applicable state securities laws or securities laws of other applicable jurisdictions.

      13. Transfer Restrictions. Consultant will not transfer any of the Common Stock unless such transfer is exempt from registration under the Securities Act and applicable state securities laws or securities laws of other applicable jurisdictions, and, if requested by the Company, Consultant has furnished an opinion of counsel satisfactory to the Company that such transfer is so exempt. Consultant understands and agrees that (i) the certificate or certificates evidencing the Common Stock will bear appropriate legends indicating such transfer restrictions placed upon the Common Stock, (ii) the Company shall have no obligation to honor transfers of any of the Common Stock in violation of such transfer restrictions, and (iii) the Company shall be entitled to instruct any transfer agent or agents for the securities of the Company to refuse to honor such transfers.

      14. Legends. Consultant understands that certificates or other evidence of the Common Stock may bear a legend substantially similar to the following:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT THAT IS THEN APPLICABLE TO THE SHARES, AS TO WHICH THE PRIOR OPINION OF COUNSEL MAY BE REQUIRED BY THE ISSUER OR ISSUER'S TRANSFER AGENT.

      15. Additional Covenants. Consultant covenants that it shall not engage in any activities which are in connection with the offer or sale of securities of the Company in a capital-raising transaction or directly or indirectly promote or maintain a market for the Company's securities.

      16. Confidential Information. Consultant recognizes and acknowledges that by reason of performance of Consultant's services and duties to the Company (both during the Term and before or after it) Consultant has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Company and its affiliates and customers, clients, suppliers and others who have business dealings with the Company and its affiliates ("Confidential Information"). Consultant acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for three (3) years after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of the Consultant or except as may be required by law. Upon the Company's request, the Consultant will return all tangible materials containing Confidential Information to the Company.

      17. Relationship. This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement. No officer, employee, agent, servant, or independent contractor of Consultant nor its affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Company for any purpose whatsoever solely as a result of this Agreement, and Consultant shall have no right or authority to assume or create any obligation or liability, express or implied, on the Company's behalf, or to bind the Company in any manner or thing whatsoever.

      18. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the following addresses, or such other address as to which one party may have notified the other in such manner:

         If to the Company:                 950 Pine Island Road
                                            Suite A150
                                            Plantation, FL 33324

         If to the Consultant:              Cambridge Securities Group, Inc.
                                            8871 SE Clearwater
                                            Port Orchard, WA 98367

      19. Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Washington.

      20. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

      21. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Consultant.

      22. Assigns and Assignment. This Agreement shall extend to, inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned or transferred, in whole or in part, by the Consultant except with the prior written consent of the Company.

      23. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

      24. Counterparts. This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


         The Company:                       DTOMI, INC.


                                           By:   ____________________
                                                 Name:  John Haddock
                                                 Title:  Chief Executive Officer


         The Consultant:                    CAMBRIDGE SECURITIES GROUP, INC.



                                           By:   ______________________
                                                 Name:  Monty Abbott
                                                 Title:  President

                              EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT ("Agreement") is by and between Dtomi, Inc. ("Company") and Andrew J. Bodenheimer ("Employee") and is effective as of this 16th day of February, 2004 (the "Effective Date").

                                    RECITALS

A. Company is a Nevada Company, having its principal place of business in Safety Harbor, Florida, engaged in the business of designing, manufacturing, and licensing transportation technology.

B. Both Company and Employee desire that Employee be hired on a full-time basis as Vice President, Sales and Marketing for Company.

IN CONSIDERATION of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    AGREEMENT

1. Employment. Company hereby engages Employee to serve as Vice President, Sales and Marketing and Employee hereby accepts such position upon the terms and conditions set forth in this Agreement.

2. Term.

2.1. Start Date. Employee's employment under this Agreement commences on the Effective Date.

2.2. Employment At-Will. Employee and Company understand and expressly agree that this Agreement and Employee's employment may be terminated by Employee or by Company at any time, with or without notice and with or without cause. Employee and Company agree that this provision in intended by Employee and Company to be the complete and final expression of their understanding regarding the terms and conditions under which Employee's employment may be terminated. Employee and Company further understand and agree that no representation contrary to this provision is valid, and that this provision may not be augmented, contradicted or modified in any way, except by a writing signed by Employee and Company's President.

3. Duties. Employee is employed to serve as Vice President, Sales and Marketing and shall perform such duties as are consistent with that position, and such other duties as Company's Board of Directors and President, or his designee, may assign from time to time. Employee acknowledges that, without limiting the foregoing, he is employed for the express purpose of generating revenue from the sale or license of Company's key asset, the Air-Spring Axle(TM). Employee further acknowledges that he reports to the President who will be Employee's supervisor, and that Employee performs his various duties under the direction and approval of the President. As part of Employee's duties, Employee acknowledges and understands that: (a) Employee will devote his utmost knowledge and best skill to the performance of his duties; (b) Employee shall devote his full business energy and time to the rendition of such services, subject to absences for customary vacations and for temporary illness; (c) Employee will not engage in any other gainful occupation which requires his personal attention without notice to Company's President, with the exception that Employee may personally trade in stock, bonds, securities, commodities or real estate investments on his own account; and (d) Employee may not, directly or indirectly, engage or participate in any business pursuit, whether as an employee or an Company or otherwise, that is in any manner in competition with Company or its business.

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

4. Confidential information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Employee agrees to keep secret and confidential indefinitely all non-public information concerning the Company and its affiliates that was acquired by or disclosed to the Employee during the course of his employment by the Company or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), cost, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity or to use it in any way; provided, however, that the provisions of this paragraph 3 shall not apply to information that is in the public domain or that was disclosed to the Employee by independent third parties who were not bound by an obligation of confidentiality. The Employee further agrees that he shall not make any statement or disclosure that (a) would be prohibited by applicable federal or state laws or (b) is intended to be detrimental to the Company or any of its subsidiaries or affiliates.

4.1 Inventions, Discoveries and Improvements. Any and all inventions, discoveries and improvements, whether protectible or unprotectible by Patent, trademark, copyright or trade secret, made, devised, or discovered by Employee, whether by Employee alone or jointly with others, from the Effective Date until the date of termination of employment, relating or pertaining in any way to Employee's employment with the Company, shall be promptly disclosed in writing to the Board, and become and remain the sole and exclusive property of the Company. Employee agrees to execute any assignments to the Company, or its nominee, of the Company's entire right, title, and interest in and to any such inventions, discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining Patents, trademarks or copyrights at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Employee further agrees, whether or not then in the employment of the Company, to cooperate to the fullest extent and in the manner that may be reasonably requested by the Company in the prosecution and/or defense of any suits involving claims of infringement and/or misappropriation of proprietary rights relevant to Patents, trademarks, copyrights, trade secrets, processes, and/or discoveries involving the Company's products; it being understood that all reasonable costs and expenses thereof shall be paid by the Company. The Company shall have the sole right to determine the treatment of disclosures received from Employee, including the right to keep the same as a trade secret, to use and disclose the same without a prior Patent Application, to file and prosecute United States and foreign Patent Applications thereon, or to follow any other procedure which the Company may deem appropriate. .

4.2 Confidential Information and Trade Secrets. Employee hereby acknowledges that all trade, engineering, production, and technical data, information or "know-how" including, but not limited to, customer lists, sales and marketing techniques, vendor names, purchasing information, processes, methods, investigations, ideas, equipment, tools, programs, costs, product profitability, plans, specifications, Patent Application(s), drawings, blueprints, sketches, layouts, formulas, inventions, processes and data, whether or not reduced to writing, used in the development and manufacture of the Company's products and/or the performance of services, or in research or development, are the exclusive secret and confidential property of the Company, and shall be at all times, whether after the Effective Date or after the date of termination of employment, be kept strictly confidential and secret by Employee.

4.3 Non-Disclosure. Employee represents and agrees that during the term of this Agreement, and after the date of termination of employment, he will not report, publish, disclose, use, or transfer (collectively referred to as "Dissemination") to any person(s) or entity(ies) any property or information belonging to the Company without first having obtained the prior express written consent of the Company to do so; it being understood, however, that information which was publicly known, or which is in the public domain, or which is generally known, or the dissemination of which is required by the lawful order of a court or agency of competent jurisdiction, shall not be subject to this restriction nor shall any information which Employee is required to disclose by law.

5. Covenant Not to Compete. For a period of two (2) years subsequent to the termination of this Agreement pursuant to Section 2.2 herein, Employee will not solicit or assist any other person to solicit any business (other than for the Company) from any present or past customer of the Company; or request or advise any present or future customer of the Company to withdraw, curtail or cancel its business dealings with the Company; or commit any other act or assist others to commit any other act which might injure the business of the Company.

6. Personnel Policies and Procedures. Company may establish from time to time personnel policies and procedures to be followed by its employees. Employee agrees to comply with the policies and procedures of the Company. To the extent any provisions in Company's personnel policies and procedures differ with the terms of this Agreement, the terms of this Agreement shall apply. Company and Employee agree and acknowledge that the establishment of personnel policies and procedures shall not alter the at-will nature of the employment relationship between Company and Employee.

7. Compensation.

7.1 Grant of Stock as Signing Bonus. Company shall grant Employee, pursuant to the Company's Stock Option Plan, as a signing bonus, Twenty Thousand (20,000) shares of the common stock of the Company (the "Signing Bonus Shares").

7.2 Base Salary. For the services rendered by Employee to Company during the Term, Company shall receive an annual base salary of Ninety Thousand Dollars ($90,000)(the "Base Salary"), payable in equal bi-monthly installments in accordance with the Company's payroll practices in effect from time-to-time. The Company may increase the Base Salary from time-to-time, if and to the extent such an increase is determined to be appropriate by the Company's board of directors.

7.3 Bonus Compensation Plan. Employee shall be entitled to receive a bonus and Company agrees to implement a Bonus Compensation Plan for Employee within sixty
(60) days of the Effective Date, upon such terms and conditions that are mutually acceptable to Company and Employee. Company and Employee agree that each will negotiate the terms of the Commission Based Bonus Compensation Plan in good faith, and will reduce such agreement to a writing, signed by the Parties, which shall form Exhibit A hereto. Company and Employee agree that the targeted Bonus shall be Twenty Thousand Dollars ($20,000).

7.4 Grant of Stock Options. Employee shall be eligible to participate in Company's Stock Option Plan (the "Plan"), which the Company shall register with the S.E.C. Company shall grant Employee, pursuant to the terms of the Plan (1) an option to purchase One Hundred Fifty Thousand (150,000) shares of common stock of the Company at a strike price of $0.18 per share ("Options"), such Options to vest on February 23, 2005, if and only if Employee is employed by Company on that date; and (2) an option to purchase One Hundred Fifty Thousand (150,000) shares of common stock of the Company at a strike price of $0.18 per share, such Options to vest on February 23, 2006, if and only if Employee is employed by Company on that date.

7.5 Expenses. It is contemplated that in connection with Employee's employment, Employee may be required to incur reasonable business, entertainment, and travel expenses in the performance of his duties under this Agreement. Company agrees to reimburse Employee for such reasonable and necessary business, entertainment, and travel expenses incurred by Employee in connection with the performance of Employee's duties; provided, that Employee submits to Company an expense report with respect to such expenses in accordance with Company's corporate policies within sixty (60) days after incurring such expenses, and such expenses are in accordance with the Company's corporate policies.

8. Fringe Benefits.

8.1 Vacation. Employee shall be entitled to take fifteen (15) days vacation (per year of employment) per year. 8.2 Sick Leave. Employee shall be entitled to five
(5) days sick leave per year of employment.

8.3 Health Insurance Allowance. Company shall pay Employee a health insurance allowance ("Health Insurance Allowance") of One Thousand One Hundred Fifty Dollars ($1,150) per month, payable on a bi-monthly basis, at the same time and in the same manner as Company pays Employee's Base Salary.

9. Termination.

9.1 At-Will Employment. Employee and Company understand and expressly agree that this Agreement and Employee's employment may be terminated by either Employee or by Company at any time, with or without notice and with or without cause.

9.2 Return of Company's Property. Upon the termination of his employment, or whenever requested by Company, Employee shall immediately deliver to Company all property in his possession or under his control belonging to Company, including without limitation all confidential or proprietary information.

10. Warranties. Employee represents and warrants that he has taken no proprietary, trade secret or confidential information from any prior Company, and will not knowingly disclose such information to Company, or improperly use any such information of which he had knowledge on behalf of any prior Company. Employee further warrants to Company that he is not bound by any non-competition, non-solicitation or non-disclosure agreement that would preclude, limit or in any manner affect his employment with Company, and that by entering into this Agreement with Company his is not violating the terms or conditions of any such agreement or any other agreement from any previous employment or association.

11. Successors and Assigns. The rights and obligations of Company under this Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of Company. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

12. Amendments. No amendment or modification of the terms or conditions of this Agreement, including without limitation the provisions of paragraphs 2.2 and 9.1 regarding "at-will" employment, shall be valid unless in writing and signed by Employee and by Company's President. Accordingly, Company and Employee agree that no representation contrary to the terms of this Agreement is valid and that this Agreement may not be augmented, contradicted or modified in any way, except by a writing signed by Employee and Company's President.

13. Separate Terms/Severability. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remaining provisions shall continue in full force and effect.

14. Waiver. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party's right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

15. Entire Agreement. Employee acknowledges receipt of this Agreement and the Exhibits hereto, and agrees that this Agreement and the Exhibits hereto represents the entire Agreement with Company concerning his employment, and supersedes any previous oral or written communications, representations, understandings or Agreements with Company or any agent thereof.

16. Governing Law. This Agreement shall be governed in accordance with the laws of the State of Florida without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the state courts of the State of Florida in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

17. Arbitration. The Company and the Employee shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this Agreement or any breach hereof. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys' fees and expenses) of any such arbitration.

18. Survival of Provisions. The provisions contained in paragraphs 4, 5, 9.2, 16, and 17 of this Agreement shall survive the termination of this Agreement.

19. Notice. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, and shall be deemed given when so delivered or mailed, to a party at his or its address as follows (or at such other address as a party may designate by notice given hereunder):

                  If to Employee:              Andrew J. Bodenheimer
                                               2304 Fontaine Ct.
                                               Charlotte, NC 28270



                  If to the Corporation:       Dtomi, Inc.
                                               200 9th Avenue North
                                               Safety Harbor, Florida 34695
                  With a copy to:              David M. Otto
                                               The Otto Law Group, PLLC
                                               900 Fourth Ave., Suite 3140
                                               Seattle, WA 98164


IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.

DTOMI, INC.


---------------------
By: John R. Haddock
Its: CEO

EMPLOYEE

--------------------
Andrew J. Bodenheimer

                               [Dtomi letterhead]

                               September 13, 2004

Andrew J. Bodenheimer
2304 Fontaine Ct.
Charlotte, North Carolina 28270

Dear Mr. Bodenheimer:

      This letter agreement memorializes our agreement as to amending that certain Employment Agreement (the "Agreement") dated February 16, 2004, by and between Dtomi, Inc., a Nevada corporation (the "Company"), and you. In consideration for you agreeing to not terminate the Agreement and continuing being an employee of the Company for a term of six months from the date hereof, the Company shall issue you 200,000 shares of common stock (the "Shares") of the Company. The Shares shall be registered on Securities and Exchange Commission Form S-8, and the Company shall deliver to you a certificate representing the Shares not later than October 1, 2004. All other terms and conditions of the Agreement shall remain effective.

      If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Very truly yours,



                                            John R. Haddock
                                            Chief Executive Officer

AGREED AND ACCEPTED:


By:  _________________________________
     Andrew J. Bodenheimer

Dated: _______________



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